Exhibit 99.1



                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts
New York, N.Y. 10022                                          --------
                                                              Mark L. Aaron
                                                              (212)230-5301
                                                              Linda A. Buckley
                                                              (212)230-6577


                TIFFANY ANNOUNCES DETAILS OF NEW JEWELRY VENTURE;
            IRIDESSE STORES TO OFFER EXCITING RANGE OF PEARL JEWELRY;
                           NAMES ROBERT CEPEK AS HEAD

New York, May 18, 2004 -- Tiffany & Co. (NYSE - TIF) announced that it has appointed Robert L. Cepek as president of a new retail jewelry venture that will debut later this year. The venture will operate under the trade name IRIDESSE and will operate retail jewelry stores focused exclusively on pearls and pearl jewelry.

Mr. Cepek, 49, is a 10-year veteran of Tiffany & Co. with 28 years of jewelry industry experience. He recently held the position of vice president and general manager of Tiffany's New York Flagship store.

In announcing the appointment, Michael J. Kowalski, Tiffany's chairman and chief executive officer, said, "We believe there is an important opportunity to present pearls and pearl jewelry in an innovative, exciting new retail format. Through IRIDESSE, we hope to establish a position of authority and merchandising leadership in this fragmented, underdeveloped jewelry category."

IRIDESSE stores will showcase a comprehensive range of pearl types, including South Sea, Tahitian, Akoya and Freshwater. The assortment will both celebrate the classic styling of the traditional pearl strand and generate excitement through the creative use of the enormous variety of pearl shapes and colors in everyday/casual pearl jewelry collections. Approximate price points will range from slightly under $100 to $40,000.

Two IRIDESSE stores are expected to open in fall 2004. The first will be at the Tysons Galleria Mall in McLean, Virginia, and will be approximately 1,300 square feet. Details of the second store will be announced when the lease is finalized. Four additional IRIDESSE stores are being planned to open in 2005.

The name IRIDESSE was inspired by the iridescent play of colors and light on the surface of a pearl. The IRIDESSE customer will be enveloped by the subtle colors of the sea in a serenely seductive store environment. Translucent and iridescent materials will reflect and refract light to highlight and showcase the natural beauty of pearls.

In concluding, Mr. Kowalski commented, "We believe the IRIDESSE concept provides an excellent opportunity to leverage and deploy Tiffany's highly efficient operational infrastructure against the unrealized potential of the pearl jewelry market. Within five years, we expect to have opened at least 20 IRIDESSE stores."

These stores will not carry TIFFANY & CO. jewelry. IRIDESSE is an indirect, wholly-owned subsidiary of Tiffany & Co.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in LITTLE SWITZERLAND stores and also includes consolidated results from other ventures now operated or to be operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales and store openings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2003 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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